Exhibit 99.1

ISTA Pharmaceuticals Reports First Quarter 2008 Financial Results

IRVINE, Calif., April 30, 2008 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the three months ended March 31, 2008. ISTA reported net revenue of $15.5 million for the quarter ended March 31, 2008, a 51% increase over the same quarter of 2007. The net loss for the first quarter ended March 31, 2008, was $13.0 million (or $0.39 per share), as compared with a net loss of $11.5 million (or $0.44 per share) for the same period in 2007.

“Our sales and marketing group continues to grow Xibrom and Istalol sales, up 69% and 23%, respectively, year over year. During our national sales meeting last month, our sales representatives reaffirmed their commitment to make Xibrom physician’s number one choice for treating pain and inflammation from cataract surgery, and their attention to Istalol shows the impact our ISTA representatives can have in the field,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “On the R&D front, we reached a point of clarity with the FDA regarding T-Pred, and we are progressing with those clinical protocols. While we were surprised Xibrom 0.09% can be dosed as a once-a-day treatment for the pain and inflammation associated with cataract surgery, we are in conversations with the FDA to determine what they need to see in order to provide us with a path forward.”

Net Revenue

(in millions, except percentage data)

	Quarter-Ended March 31, 2008	Quarter-Ended March 31, 2007	% Change
Xibrom	$11.8	$7.0	69%
Istalol	2.7	2.2	23%
Vitrase	0.9	1.0	-10%
Other	0.1	0.1	0%
Total Net Revenue	$15.5	$10.3	51%

First Quarter Operating Details

Gross margin for the first quarter ended March 31, 2008, was 73% (or $11.3 million), as compared to 75% (or $7.7 million) for the same period in 2007. The change in gross margin between the two reporting periods was due primarily to an increase in the royalty rate for Xibrom and other costs.

Research and development expenses for the first quarter ended March 31, 2008, were $9.8 million, as compared to $6.3 million during the same period of 2007. The increase in research and development expenses for 2008 was primarily the result of an increase in clinical development costs, which include clinical investigator fees, study monitoring costs, and data management costs, primarily related to the Xibrom QD Phase III clinical trial costs, Bepreve Phase III clinical trial costs and other studies. Stock-based compensation expenses included in R&D for the first quarter ended March 31, 2008, were $0.2 million, as compared to zero in the first quarter of 2007.

Selling, general, and administrative expenses for the first quarter March 31, 2008, were $13.7 million, as compared to $12.3 million for the corresponding period in 2007. The 2008 increase primarily resulted from higher sales and marketing expenses associated with the expansion of ISTA’s sales force to approximately 103 representatives in the first quarter of 2008. Stock-based compensation expenses included in SG&A for the first quarter ended March 31, 2008, were $0.7 million, as compared to $0.9 million in the first quarter of 2007.

At March 31, 2008, ISTA had cash and short-term investments of $29.6 million and long-term investments in auction rate securities of $4.5 million.

Reconfirming 2008 Financial Outlook

•	We continue to expect our full-year 2008 net revenue will be approximately $75 to $82 million.

•	We continue to expect our full-year 2008 gross margin will be approximately 70% to 73%, subject to quarterly fluctuations based on revenue mix.

•

Depending upon the progress of our clinical and pre-clinical programs, we continue to expect our research and development expenses for the full year of 2008 will be approximately $34 to $38 million, including stock-based compensation expense, which we continue to estimate will be approximately $1.5 to $2 million.

•

We continue to anticipate our selling, general, and administrative expenses for the full-year 2008 will be approximately $50 to $54 million, including stock-based compensation expense, which we continue to estimate will be approximately $2.5 to $3.5 million.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, April 30, 2008, at 4:30 P.M. Eastern Time, to discuss its first quarter 2008 results. To access the live conference call, U.S. and Canadian participants may dial 866-362-5158; international participants may dial 617-597-5397. The access code for the live call is 62850877. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 41268029. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $4.7 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s 2008 financial guidance, ISTA’s expectation of bringing a new product to market every 12 to 18 months and becoming the leading niche ophthalmic pharmaceutical company are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and/or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2007.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Product sales, net	$15,454	$10,183
License revenue	69	69
Total revenue	15,523	10,252
Cost of products sold	4,189	2,533
Gross profit margin	11,334	7,719
Costs and expenses:
Research and development	9,815	6,302
Selling, general, and administrative	13,650	12,341
Total costs and expenses	23,465	18,643
Loss from operations	(12,131)	(10,924)
Interest income	388	454
Interest expense	(1,212)	(981)
Net loss	$(12,955)	$(11,451)
Net loss per common share, basic and diluted	$(0.39)	$(0.44)
Shares used in computing net loss per common share, basic and diluted	32,988	26,224

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	March 31, 2008	December 31, 2007
Cash and short-term investments	$29,628	$46,140
Long-term investments	4,498	0
Restricted cash	1,600	2,400
Working capital	16,962	32,686
Total assets	60,039	71,716
Total stockholders’ deficit	(13,522)	(1,308)

CONTACT: Vince Anido, 949-788-5311, vanido@istavision.com, or Investors, Lauren Silvernail, 949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Juliane Snowden, 212-213-0006, jsnowden@burnsmc.com, or Media, Justin Jackson, jjackson@burnsmc.com, of Burns McClellan, for ISTA Pharmaceuticals.